Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces First Quarter 2010 Financial Results

Keryx to Host Investor Conference Call on Tuesday, May 11, 2010 at 8:30am EDT

NEW YORK, May 10, 2010 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (NASDAQ: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease (the “Company”), today announced its results for the first quarter ended March 31, 2010.

At March 31, 2010, the Company had cash, cash equivalents, interest receivable, and investment securities of $32.1 million, as compared to $35.9 million at December 31, 2009. Subsequent to March 31, 2010, the Com pany has received approximately $2.7 million of cash proceeds from the exercise of options and warrants.

The net loss for the first quarter ended March 31, 2010, was $4.0 million, or $0.07 per share, compared to net income of $0.5 million, or $0.01 per share, for the comparable quarter in 2009. The change in net (loss) income was primarily attributable to a $3.3 million decrease in license revenue primarily resulting from a $3.0 million milestone payment received from our Japanese partner, Japan Tobacco Inc. and Torii Pharmaceutical Co., Ltd., in the first quarter of 2009, as well as a $1.1 million increase in research and development expenses related to KRX-0401 (perifosine) and Zerenex.  The net loss for the first quarter ended March 31, 2010, included $0.6 million of non-cash compensation expense related to equity incentive grants.

Commenting on the quarter, Ron Bentsur, the Company's Chief Executive Officer, said, "With two compounds currently in three Phase 3 programs, all under SPA’s, and sufficient capital to reach our clinical milestones, we believe that we are well positioned to continue to execute on our business plan and unlock the value inherent in our programs.  I am proud of our accomplishments and grateful to our clinical investigators for their continued guidance and dedication.”

On Tuesday, May 11, 2010, at 8:30am EDT, the Company will host an investor conference call to provide a brief financial overview of the Company’s first quarter financial results and a business outlook for the remainder of 2010.

In order to participate in the conference call, please call 1-877-869-3847 (U.S.), 1-201-689-8261 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals is focused on the acquisition, development and commercialization of medically important pharmaceutical products for the treatment of life-threatening diseases, including cancer and renal disease. Keryx is developing KRX-0401 (perifosine), a novel, potentially first-in-class, oral anti-cancer agent that inhibits Akt activation in the phosphoinositide 3-kinase (PI3K) pathway, and also affects a number of other key signal transduction pathways, including the JNK pathway, all of which are pathways associated with programmed cell death, cell growth, cell differentiation and cell survival. KRX-0401 has demonstrated both safety and clinical efficacy in several tumor types, both as a single agent and in combination with novel therapies. KRX-0401 is currently in Phase 3 clinical development for both refractory advanced colorectal cancer and multiple myeloma, and in Phase 1 and 2 clinical development for several other tumor types. Each of the KRX-0401 Phase 3 programs are being conducted under Special Protocol Assessment (SPA) agreements with the FDA. Keryx is also developing Zerenex(TM) (ferric citrate), an oral, iron-based compound that has the capacity to bind to phosphate and form non-absorbable complexes. The Phase 3 clinical program of Zerenex in the treatment for hyperphosphatemia (elevated phosphate levels) in patients with end-stage renal disease is being conducted pursuant to an SPA agreement with the FDA. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to complete cost-effective clinical trials or meet the projected development timelines for the drug candidates in our pipeline, including KRX-0401 (perifosine) and Zerenex (ferric citrate); or the effect on our stock value of the other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Lauren Fischer
Director – Investor Relations
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: lfischer@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.
Selected Consolidated Financial Data
(In Thousands, Except Share and Per Share Amounts)

Statements of Operations Information (Unaudited):

	Three Months Ended March 31,
	2010	2009
REVENUE:
License revenue	$--	$3,327
Service revenue	--	3
TOTAL REVENUE	--	3,330

OPERATING EXPENSES:
Research and development:
Non-cash compensation	242	201
Other research and development	2,554	1,374
Total research and development	2,796	1,575

Selling, general and administrative:
Non-cash compensation	407	370
Other selling, general and administrative	898	1,041
Total selling, general and administrative	1,305	1,411

TOTAL OPERATING EXPENSES	4,101	2,986

OPERATING (LOSS) INCOME	(4,101)	344

OTHER INCOME:
Interest and other income, net	86	107

NET (LOSS) INCOME	$(4,015)	$451

NET (LOSS) INCOME PER COMMON SHARE
Basic and diluted net (loss) income per common share	$(0.07)	$0.01

SHARES USED IN COMPUTING NET (LOSS) INCOME PER COMMON SHARE
Basic	56,880,953	47,853,895
Diluted	56,880,953	48,050,220

Balance Sheet Information:

	March 31, 2010	December 31, 2009*
	(unaudited)
Cash, cash equivalents, interest receivable
and short-term investment securities	$30,409	$34,000
Long-term investment securities	1,702	1,914
Total assets	36,721	40,818
Accumulated deficit	(325,448)	(321,433)
Stockholders’ equity	28,551	32,097

* Condensed from audited financial statements.